                            ASSET PURCHASE AGREEMENT

                                     among

                                 AMEDISYS, INC.

                         AMEDISYS SURGERY CENTERS, L.C.

                                      and

                  UNITED SURGICAL PARTNERS INTERNATIONAL, INC.



                                August 27, 1999

TABLE OF CONTENTS                                                       PAGE

ARTICLE 1  PURCHASE AND SALE OF ASSETS                                    1

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF SELLER AND AMEDISYS          6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF BUYER                       15

ARTICLE 4  CERTAIN PRE-CLOSING COVENANTS                                 17

ARTICLE 5  CONDITIONS TO THE OBLIGATIONS OF BUYER                        21

ARTICLE 6  CONDITIONS TO THE OBLIGATIONS OF SELLER                       22

ARTICLE 7  CERTAIN POST-CLOSING COVENANTS                                23

ARTICLE 8  INDEMNIFICATION                                               26

ARTICLE 9  MISCELLANEOUS                                                 28


SCHEDULES

1.1.4      Equipment Leases
1.1.5      Contracts
1.1.10     Pasadena Real Property Description
1.5        Other Excluded Liabilities
1.6        Allocation of Purchase Price
2          Exceptions to Representations and Warranties
2.2        Governmental Permits and Consents
2.4        Balance Sheets
2.13       Employees of Seller
2.14       Insurance Policies



EXHIBITS

Exhibit A  Bill of Sale and Assumption of Liabilities
Exhibit B  Warranty Deed
Exhibit C  Promissory Note

                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement is made and entered into as of the 27th day of August, 1999, by and among United Surgical Partners International, Inc., a Delaware corporation ("Buyer"), Amedisys, Inc. a Delaware corporation ("Amedisys"), Amedisys Surgery Centers, L.C., a Texas limited liability company ("Seller"), with reference to the following facts:

                                    RECITALS

          A. Seller presently owns and operates (1) a freestanding outpatient surgery center known as the Surgery Center of South Houston (the "South Houston Center"), located at 12700 North Featherwood Drive, Suite 100, Houston, Texas 77034 (the "South Houston Real Property"), and (2) a freestanding outpatient surgery center known as the Surgery Center of Pasadena (the "Pasadena Center"), located at 3534 Vista Drive, Pasadena, Texas 77504 (the "Pasadena Real Property"). Amedisys owns 100% of the outstanding securities of Seller.

          B. The South Houston Center and the Pasadena Center are sometimes hereinafter collectively referred to as the "Surgery Centers" and, individually, as a "Surgery Center"; and the South Houston Real Property and the Pasadena Real Property are sometimes hereinafter collectively referred to as the "Real Property."

          C. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the assets of the Surgery Centers on the terms and conditions hereinafter set forth.

          D. In order to achieve these purposes, Buyer and its wholly owned subsidiaries have organized two Texas limited partnerships (the "Partnerships"), one of which will acquire the assets of the South Houston Center (the "South Houston Partnership") and the other will acquire the assets of the Pasadena Center (the "Pasadena Partnership"). Buyer will contribute to the Partnerships its rights under this Agreement and the purchase price to be paid to Seller so that the Partnerships can purchase such assets from Seller.

          THEREFORE, the parties hereto agree as follows:

                                   AGREEMENT

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

          1.1 Purchased Assets. Seller agrees to sell to the Partnership designated by Buyer at the Closing (as defined below), and Buyer agrees to cause the Partnerships to purchase, free and clear of all liens and obligations (except those which Buyer has expressly agreed in Section 1.4 to assume), on the terms and subject to the conditions set forth in this Agreement, all of the properties, business and assets of Seller relating to either or both of the Surgery Centers of every kind and description, real, personal and mixed, tangible and intangible, wherever located (except those assets of Seller which are specifically excluded from this sale by Section 1.2 hereof), as they shall exist at the Closing (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following assets relating to either or both of the Surgery Centers:

          1.1.1 all equipment, surgical instruments, leasehold improvements, construction in progress, furniture, fixtures and other fixed assets owned by Seller relating to either or both of the Surgery Centers (the "Fixed Assets");

          1.1.2 all supplies and inventories (including medicines and consumables) of Seller relating to either or both of the Surgery Centers (the "Inventory");

          1.1.3 all receivables, including without limitation all accounts receivable arising in the ordinary course of business of a Surgery Center, notes receivable and insurance proceeds receivable, except as provided in Section 1.2(d) and except that, with respect to accounts receivable arising from the Medicare, Medicaid or other governmental programs, the Purchased Assets shall include only the proceeds of such governmental receivables (the "Receivables");

          1.1.4 all of the interest of, and the rights and benefits accruing to Seller as lessee under, all leases or rental agreements covering equipment, furniture, fixtures and other personal property described in Schedule 1.1.4 (the "Equipment Leases");

          1.1.5 all of the rights and benefits accruing to Seller under all contracts (other than the Equipment Leases and Seller's rights under its existing lease of the South Houston Real Property) made by Seller in the ordinary course of business of a Surgery Center that are listed on Schedule
1.1.5 (the "Contracts");

          1.1.6 all of the rights and benefits accruing to Seller as lessee under the South Houston Lease (as defined in Section 2.7);

          1.1.7 all operating data and records, including without limitation medical records, personnel files, financial, accounting and credit records, correspondence, budgets and other similar documents and records, whether on paper or computer stored and whether maintained by Seller or by an independent contractor on behalf of Seller (the "Records"), except as provided in Section
1.2 (b);

          1.1.8 all trade names (including the names "Surgery Center of South Houston" and "Surgery Center of Pasadena"), goodwill, computer software, operating rights, telephone and facsimile numbers, other licenses and permits and other intangible property and rights relating to the business of a Surgery Center, as and to the extent transferable under applicable laws (the "Intangible Assets"), and all state or federal certificates of need, licenses,

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permits or authorizations necessary for the operation of the Surgery Centers and required for participation of any Surgery Center in the Medicare and Medicaid programs, to the extent such certificates of need, licenses, permits or authorizations are transferable (the "Permits");

          1.1.9 all prepaid and deferred items, including prepaid rentals, insurance, taxes, unbilled charges and deposits relating to the operations of the Surgery Centers (the "Prepaid Items");

          1.1.10  $60,000 cash and cash equivalent assets of Seller; and

          1.1.11 the land that is described on Schedule 1.10, together with all buildings and improvements thereon, that are part of the Pasadena Real Property.

          1.2 Excluded Assets. Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following (collectively, the "Excluded Assets"): (a) the rights of Seller and Amedisys under this Agreement; (b) Seller's articles of organization, regulations, share certificates, correspondence with legal counsel, securities ledger and any minutes of proceedings of Seller's board of managers or members; (c) all rights to receive any refunds relating to federal, state or local taxes paid by Seller; and (d) all insurance payments for insured liabilities that are not Assumed Liabilities (as defined below).

          1.3 The Purchase Price. As consideration for the Purchased Assets (the "Purchase Price"), subject to the terms and conditions set forth in this Agreement, Buyer shall (a) pay directly to the lenders the outstanding principal and accrued interest on the loans or capital leases due to Merrill Lynch Business Financial Services, Inc. (which had an aggregate outstanding principal balance of $843,323 as of June 30, 1999), First Interstate Bank of Texas (which had an aggregate outstanding principal balance of $164,818 as of June 30, 1999), DVI Financial Services, Inc. ("DVI") (which had an outstanding principal balance of $84.777 as of June 30 1999) and GE Capital Corporation (which had an outstanding principal balance of $8,165 as of June 30, 1999) (collectively, the "Prepaid Debt"), (b) execute and deliver to Seller Buyer's Promissory Note, which shall be substantially in the form of Exhibit C attached hereto, in the outstanding principal amount of $300,000, and (c) cause the Partnerships to pay at the Closing, by wire transfer of immediately available funds to such account(s) as Seller may direct, a total of $10,700,000, subject to adjustment as follows:

          1.3.1. Working Capital Adjustment. The Purchase Price shall be increased (if a positive number) or decreased (if a negative number) by the amount obtained by subtracting $542,684 from the Combined Working Capital (as defined below) of the Surgery Centers included in the Purchased Assets as of the Effective Date. The "Combined Working Capital" shall mean the book value of Seller's current assets of the type included in the Purchased Assets (including $60,000 of cash) less current liabilities of the type included in the Assumed Liabilities (other than the current principal portion of the Prepaid Debt, but including the interest on the Prepaid Debt paid by Buyer pursuant to Section 1.3(a)) calculated on the accrual basis of accounting in accordance with generally accepted accounting principles, consistently applied. The parties acknowledge that $542,684 represents the Combined Working Capital of the Surgery Centers, calculated pursuant to the Balance Sheets (as defined in Section 2.4) and assuming the accuracy of the representations set forth in Section 2.4. For purposes of determining the amount of the adjustment to the Purchase Price to be made at the Closing pursuant to this Section 1.3.1, the parties will estimate the Combined Working Capital using the most recent available month-end financial information, which amount shall be used in lieu of the Effective Date Combined Working Capital. The actual Effective Date Combined Working Capital of the Surgery Centers shall be calculated following the Closing and the Purchase Price shall be appropriately adjusted in accordance with Section 7.1 hereof.

          1.4 Assumed Liabilities. Buyer agrees to and will at the Closing cause the Partnerships to assume and agree to pay, discharge and perform when lawfully due the following (collectively the "Assumed Liabilities"): (a) the current liabilities of Seller set forth in the Balance Sheets (as defined below), including such liabilities and other obligations of Seller that are modified between the Balance Sheet Date and the Effective Date in the ordinary course of business of the Surgery Centers, but excluding from such current liabilities (i) any late fees, interest and similar charges on any such liabilities and obligations that are more than 45 days past due as of the Effective Date (which late fees, interest and similar charges shall be paid or reimbursed by Seller at or immediately following the Closing) and (ii) any amounts due on or with respect to the Prepaid Debt; and (b) the obligations, duties and liabilities that arise under the South Houston Lease, the Equipment Leases and the Contracts that arise on or after the Effective Date.

          1.5 Excluded Liabilities. Anything herein to the contrary notwithstanding, neither Buyer nor any Partnership shall assume, pay or be responsible for any obligation, duty or liability of Seller or Amedisys other than the Assumed Liabilities, including without limitation the following (the "Excluded Liabilities");

               1.5.1 The obligations of Seller and Amedisys under this Agreement;

          1.5.2 any obligation of Seller for federal, state, local or foreign income, excise, real estate, personal property or license tax liability (including interest and penalties) arising from the operations of Seller up to the Effective Date or arising out of the sale and transfer of the Purchased Assets pursuant hereto, other than property taxes accounted for in the calculation of Combined Working Capital;

          1.5.3 any obligation for any transfer, sales or other taxes, fees or levies imposed by any state or other governmental entity on or arising out of the sale and transfer of the Purchased Assets by Seller pursuant hereto;

          1.5.4 any obligation of Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant hereto, including without limitation the fees and expenses of their counsel and independent accountants;

          1.5.5 any claim or contingent liability arising from the operations of any Surgery Center or based upon any acts or omissions of Seller or Amedisys or their respective employees, agents or independent contractors or any other event or circumstance that has occurred or existed prior to the Effective Date, including without limitation any malpractice claim, workers' compensation claim or claim of discrimination, unlawful termination or sexual harassment, and all liabilities or obligations arising under the Medicare or Medicaid programs or any other governmental or third party payor program or any claim or contingent liability arising out of environmental conditions at the Real Property or other environmental matters;

               1.5.6 any late fee, interest or similar charge on any trade payable or other current liability that is more than 45 days past due as of the Effective Date;

               1.5.7 any indebtedness of Seller or Amedisys, including without limitation the Prepaid Debt;

               1.5.8 any intercompany payable owed by Seller to Amedisys or any affiliate or shareholder of Amedisys;

               1.5.9 any obligation or liability of Seller listed on Schedule 1.5; and

               1.5.10 any other liability of Seller, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of Seller or Amedisys contained in or made pursuant to Article 2 of this Agreement.

          1.6 Allocation of the Purchase Price Among the Purchased Assets. The Purchase Price shall be allocated among each item or class of the Purchased Assets as specifically set forth in the attached Schedule 1.6. Amedisys, Seller and Buyer agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the Purchase Price. Amedisys, Seller and Buyer agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

          1.7  Closing and Effective Date.

          1.7.1 The Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Buyer at 1:00 p.m., C.D.T., August 27, 1999, or at such other date, time or place as Buyer and Amedisys shall agree. Such time and date are referred to herein as the "Closing Date".

          1.7.2 Effective Date. Regardless of when the Closing occurs it shall be effective as of 12:01 a.m. on September 1, 1999 (the "Effective Date"), and Buyer, Amedisys and Seller agree to acknowledge and use said Effective Date for all purposes, including for accounting and federal and state tax reporting purposes.

          1.8 Disclaimer of Warranties. There are no representations or warranties regarding the tangible Purchased Assets other than those expressly set forth in Article 2 of this Agreement. SPECIFICALLY, THERE ARE NO IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR

A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY OR SUPPLIES, ANY AND ALL OF WHICH IMPLIED WARRANTIES ARE HEREBY DISCLAIMED BY AMEDISYS AND SELLER.

                                   ARTICLE 2


                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                  AND AMEDISYS

          In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Amedisys jointly and severally make the following representations and warranties, subject to the qualifications and exceptions set forth in Schedule 2 attached hereto, which
Schedule 2 references the specific sections in this Article 2 that the disclosed exception relates to:

          2.1 Organization, Power and Authority of Seller. Amedisys is a corporation duly organized and legally existing in good standing under the laws of its state of incorporation (as described on page 1 of this Agreement). Seller is a limited liability company duly organized and legally existing in good standing under the laws of the State of Texas. Amedisys and Seller each has full power and authority (a) to own or lease its properties and to carry on its business as it is now being conducted, (b) subject to receipt of the consents and approvals described in Schedule 2.2 and Section 5.2, to enter into this Agreement and to sell, convey, transfer, assign and deliver the Purchased Assets to the Partnership as provided herein and (c) to carry out the other transactions and agreements contemplated hereby. Without limiting the generality of the foregoing, Amedisys and Seller have obtained all necessary approvals from their respective boards of directors, shareholders, managers and members necessary for the execution, delivery and performance of this Agreement by Amedisys and Seller.

          2.2 Binding Obligation. The execution and delivery of this Agreement by Seller and Amedisys, and the consummation of the transactions contemplated hereby, will not: (a) conflict with or violate any provision of the articles of organization or regulations of Seller or the articles of incorporation or bylaws of Amedisys, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Seller or Amedisys; or (b) subject to receipt of the consents described in Section 5.2, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against Seller or Amedisys or their respective assets and properties, which conflict, violation, breach or default could have a material adverse effect upon the Purchased Assets or the business, financial condition, prospects or results of operations of any Surgery Center (a "Material Adverse Effect"). Except as described in Schedule 2.2, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by Seller or Amedisys and the consummation by them of the transactions contemplated hereby.

          2.3 Ownership of Seller. Amedisys owns, both beneficially and of record, all of the issued and outstanding equity securities in Seller. All of the issued and outstanding ownership interests of Seller are validly authorized and issued and are fully paid and non-assessable.

          2.4 Financial Statements of Seller. Amedisys has previously furnished to Buyer the following financial statements of each Surgery Center:
(a) unaudited balance sheet as of December 31, 1998; (b) unaudited balance sheet as of June 30, 1999 (the "Balance Sheet Date"); (c) unaudited statements of income and cash flows for the year ended December 31, 1998; and (d) unaudited statements of income and cash flow for the period from January 1, 1999 through the Balance Sheet Date. Such financial statements present fairly the financial position of each Surgery Center at each of the said balance sheet dates and the results of its operations and cash flows for each of the said periods covered, and they have been prepared on an accrual basis and are in conformity with generally accepted accounting principles applied on a consistent basis (except such interim financial statements are not audited and do not include footnote disclosures). The unaudited balance sheets of each Surgery Center at the Balance Sheet Date are attached hereto as Schedule 2.4 and are referred to herein individually as the "Pasadena Balance Sheet" and the "South Houston Balance Sheet" and, collectively, as the "Balance Sheets."

          2.5  Liabilities of Seller.   Seller does not have any liabilities or
obligations, either accrued, absolute, contingent or otherwise, relating to or affecting either or both of the Surgery Centers except: (a) to the extent reflected in its Balance Sheet and not heretofore paid or discharged; (b) as specifically set forth in or incorporated by express reference in any of the Schedules attached hereto; and (c) trade payables, accrued employee benefits and other normal liabilities incurred in the ordinary course of business since the Balance Sheet Date and accounted for in the calculation of Combined Working Capital. The Prepaid Debt may be paid in full at the Closing without any prepayment penalty or similar charge.

          2.6 Tax Matters. Seller (a) has timely filed all tax returns and reports required to be filed by it, including without limitation all federal, state, local and foreign income, franchise and withholding tax returns and statements, (b) has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due, and (c) does not have any knowledge of any tax deficiency proposed or threatened against it. There are no tax liens upon any property or assets of Seller. Seller has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty. All taxes and other assessments and levies which Seller was required by law to withhold or to collect have been duly withheld and collected and have been or will be paid over to the proper governmental entity on or before the due date, unless some or all of said taxes or other assessments and levies are being disputed in good faith (which disputes are described in Schedule 2 attached hereto), in which case any undisputed portion will be paid over as stated above.

          2.7 The South Houston Real Property. The South Houston Real Property is owned by South Green Limited Partnership, a Nevada limited partnership (the "Landlord"), and is leased by Seller from the Landlord pursuant to that certain Office Lease Agreement dated July 10, 1995, as amended by an Amendment dated as of October 1, 1996 (collectively, the "South

Houston Lease"). Landlord is not affiliated with Amedisys. Except for Seller's rights under the South Houston Lease, no one has any option or right of first refusal to purchase, lease or rent the South Houston Real Property or any portion thereof. In addition, Amedisys and Seller jointly and severally make the following representations and warranties regarding the South Houston Real
Property:

          2.7.1 The South Houston Lease is in full force and effect and constitutes the valid and binding agreement of the parties thereto. As of the Closing Date, no party will be in default under the South Houston Lease and no event or condition shall have occurred or exist which, with the passage of time, the giving of notice or both, would cause either Seller or (to Amedisys' knowledge) Landlord to be in default thereunder.

          2.7.2 The improvements located on the South Houston Real Property have been approved by all governmental authorities having jurisdiction. A permanent certificate of occupancy and all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for such improvements and, as of the Closing, all of the foregoing will be in full force and effect.

          2.7.3 No zoning, building, flood control, fire, safety, toxic materials, hazardous waste or other law, code, order, regulation or restriction is violated in any material respect by the continuing maintenance, operation or use of any of the South Houston Real Property.

          2.7.4 There are no material structural defects in any of the improvements located on the South Houston Real Property. The heating, electrical, plumbing and drainage systems at or servicing the South Houston Real Property and all facilities and equipment relating thereto are in good working condition and repair (subject to normal wear and tear) and, together with the Purchased Assets, the South Houston Real Property is adequate for the business of the South Houston Center.

          2.7.5 No portion of the South Houston Real Property is subject to or affected by any special assessment, whether or not such special assessment constitutes a lien on the South Houston Real Property. Amedisys has provided Buyer with complete and accurate copies of all property tax statements for the current and the preceding tax year, and Amedisys has no knowledge of any proposed increase in the assessed value of the South Houston Real Property for property tax purposes.

          2.7.6 The South Houston Real Property is not located in a state or federally designated flood hazard area.

          2.7.7 The South Houston Real Property (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the South Houston Center's business, and (b) includes adequate parking facilities and is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current normal utilization levels of the South Houston Center.

          2.7.8 Neither Seller nor (to the knowledge of Amedisys) Landlord has received notice of any condemnation proceeding with respect to any portion of the Real Property and, to the knowledge of Amedisys, no such proceeding is contemplated by any governmental authority.

    2.8 The Pasadena Real Property. The Pasadena Real Property is currently owned by Seller. No one has any option or right of first refusal to purchase, lease or rent the Pasadena Real Property or any portion thereof. In addition, Seller and Amedisys jointly and severally make the following representations and warranties regarding the Pasadena Real Property:

          2.8.1 Except for the Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated as of May 19, 1997 (the "First Mortgage"), in favor of Merrill Lynch Business Financial Services, Inc. (the "Lender"), Seller has not conveyed any lien, encumbrance, lease, easement or other interest in the Pasadena Real Property to any third party.

          2.8.2 The improvements located on the Pasadena Real Property have been approved by all government authorities having jurisdiction. A permanent certificate of occupancy and all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction have been issued for such improvements and, as of the Closing Date, all of the foregoing will be in full force and effect.

          2.8.3 All utilities required for the operation of the Pasadena Center enter the Pasadena Real Property through adjoining streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of the Pasadena Partnership. All of said utilities are installed and operating, all installation and connection charges have been paid in full and the right to return of any deposit or contribution in connection therewith shall inure to the Pasadena Partnership.

          2.8.4 No zoning, building, flood control, fire, safety, toxic materials, hazardous waste or other law, ordinance, code, order, regulation or restriction is violated in any material respect by the continuing maintenance, operation or use of any of the Pasadena Real Property. No material default or breach exists under any of the covenants, conditions, restrictions, rights of way or easements affecting the Pasadena Real Property or any portion thereof.

          2.8.5 There are no material structural defects in any of the improvements located on the Pasadena Real Property. The heating, electrical, plumbing and drainage systems at or servicing the Pasadena Real Property and all facilities and equipment relating thereto are in good working condition and repair (subject to normal wear and tear) and, together with the other Purchased Assets, the Pasadena Real Property is adequate for the business of the Pasadena Center.

          2.8.6 No portion of the Pasadena Real Property is subject to or affected by any special assessment, whether or not such special assessment constitutes a lien on the Pasadena Real Property. Amedisys has provided Buyer with complete and accurate copies of all property tax statements for the current and the preceding tax year, and Amedisys has no knowledge of any proposed increase in the assessed value of the Pasadena Real Property for property tax purposes.

          2.8.7 There are adequate means of ingress and egress for vehicular and pedestrian traffic to and from the Pasadena Real Property and each adjoining street, road or highway, and all routes of ingress and egress to and from the Pasadena Real Property, to the extent that they pass through adjoining land, do so in accordance with valid public or private easements which will insure to the benefit of the Pasadena Partnership. There are adequate parking facilities to serve the Pasadena Center without the necessity of building or leasing any additional facilities or space, and the number of parking spaces that is available for the Pasadena Center complies with all applicable ordinances, statutes and regulations.

          2.8.8 The Pasadena Real Property is not located in a state or federally designated flood hazard area.

          2.8.9 Seller has not received notice of any condemnation proceeding with respect to any portion of the Pasadena Real Property and, to the knowledge of Amedisys, no such proceeding is contemplated by any governmental authority.

     2.9 Good Title to and Condition of the Purchased Assets. At the Closing, Seller will have good title to all of the Purchased Assets (other than the rights of equipment lessors under the Equipment Leases), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever. The Purchased Assets constitute, in the aggregate, all of the property necessary for the conduct of the businesses of the Surgery Centers in the manner and at the utilization levels at which such business is currently being conducted. The Purchased Assets are in good operating condition, ordinary wear and tear excepted. The Inventory consists of items of a quality and quantity usable in the normal course of Seller's businesses at values in the aggregate at least equal to the values at which such items are carried on their books. Seller has the right to use, free and clear of any royalty or other payment obligation, and without any claim of infringement, all service marks, trade names, logos, trade secrets and copyrights used or needed by Seller in the conduct of its business; and Seller has not received any notice of any conflict with or violation or infringement of any asserted rights of any other person or entity with respect to any such trade name or other Intangible Asset used in the operation of any Surgery Center.

          2.10 Permits and Accreditation. Seller possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a Material Adverse Effect, including without limitation (a) all licensure, including any certificates of need, required for Seller to operate each Surgery Center as a surgical center in the State of Texas and (b) all the conditions required for participation in the Medicare and Medicaid programs, including without limitation compliance with "life safety programs." All such licenses, approvals, permits and authorizations are in full force and effect, Seller is in compliance with their requirements and, to the best of Amedisys' knowledge, no proceeding is pending or threatened to revoke or amend any of them. Each Surgery Center is authorized to receive (and has received) payments for procedures covered by the Medicare and Medicaid programs. The Surgery Centers are accredited by either the Joint Commission on Accreditation of Healthcare Organizations or the Accreditation Association for Ambulatory Healthcare, Inc. No certificate of need, governmental consent, review or other process is required in connection with the transfer of the Purchased Assets provided for herein or in order for the Surgery Centers to continue their respective businesses following the consummation of the transactions contemplated hereby.

          2.11 Relationships with its Managed Care Customers. Amedisys does not know of any written or oral communication, fact, event or action which exists or has occurred within 90 days prior to the date of this Agreement which would tend to indicate that any current party with whom Seller has a managed care contract and which accounted for over 5% of the total net revenues of a Surgery Center for the year ended December 31, 1998 or the six month period ended on the Balance Sheet Date will terminate its business relationship with such Surgery Center.

          2.12 The Equipment Leases and Contracts. Schedules 1.1.4 and 1.1.5 attached hereto set forth (a) a true and complete list of each lease of personal property used at a Surgery Center to which Seller is a party or by which it is bound, and (b) any other agreement, contract or commitment relating to either or both of the Surgery Centers to which Seller is a party or by which it is bound (other than the South Houston Lease and any insurance policies), including all documents relating to the Prepaid Debt. Amedisys has delivered to Buyer or its counsel true and complete copies of the documents and instruments described in
Schedule 1.1.4 or 1.1.5 and all of the agreements, contracts, leases and instruments listed therein are valid and binding, and neither Seller nor (to the knowledge of Amedisys) any other party thereto has breached any provision of, or is in default of the terms of, and there are no facts or circumstances which would reasonably indicate that Seller will or may be in such breach or default, which invalidity, breach or default could have a Material Adverse Effect.
Seller is not bound by any noncompetition covenant or other agreement that, upon completion of the transactions contemplated hereby, will restrict Buyer or any Partnership from carrying on its business anywhere in the world. To the knowledge of Amedisys, neither Seller, Amedisys or any Affiliate (as hereinafter defined) of Seller or Amedisys, any manager, officer, director or employee of Seller or Amedisys nor any member of the medical staff of any Surgery Center, has any direct or indirect interest in any customer or supplier of any Surgery Center, in any person from whom or to whom Seller leases real or personal property used by a Surgery Center or in any other person with whom Seller is doing business in connection with a Surgery Center. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, such person's spouse and minor children (and any trust that benefits any such person and any entity in which such person has a financial interest) and, with respect to an entity, any other entity or person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity specified. No Affiliate of Amedisys is a party to any contract or lease identified as Schedule 1.1.4 or 1.1.5.

          2.13 Compensation and Benefits. Schedule 2.13 attached hereto sets forth a true and complete list of (a) the name and current annual salary of each employee and consultant who provides services to any Surgery Center and whose current annual compensation is in excess of $25,000, (b) the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by Seller to or for the benefit of each such person for Seller's most recent fiscal year and (c) any written or oral employment or other agreement of Seller with any of its officers, employees or consultants who provides services to any Surgery Center. Amedisys has previously furnished Buyer with a true and complete copy (or a written description, if oral) of each agreement, contract or commitment that is listed in Schedule 2.13. There has not been any default in any obligation to be performed by Seller under any such instrument which could have a Material Adverse Effect.

          2.14 Insurance Policies. Seller carries insurance, including without limitation malpractice insurance with coverage limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate, with reputable insurers, covering all of its assets, properties and business. Attached as Schedule 2.14 is a brief description of all outstanding insurance policies of Seller that are currently in effect, including coverage limits and deductibles applicable thereto. All premiums which have become due under such policies of insurance have been paid in full, all of such policies are now in full force and effect and Seller has not received notice from any insurer, agent or broker of the cancellation of any of such policy or bond or any denial of any claim made by Seller or other notice denying or disputing any coverage for any such claim or the amount of any claim. Seller has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

          2.15 Litigation Involving Seller. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of Amedisys, threatened against or affecting Seller or any of the Purchased Assets and, to the knowledge of Amedisys, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party. Schedule 2 contains a complete and accurate description of the status of any matter covered thereby that references this Section 2.15, and Seller carries insurance that will cover the costs, expenses and damages of each of the matters described therein (which insurance coverage shall continue in effect as to such identified matters following the Closing). Seller acknowledges that Buyer is not assuming any liability or responsibility with respect to any matter described in Schedule 2 that references this Section 2.15. No employee or former employee of Seller has made any claim of sexual harassment, discrimination, wrongful termination or any violation of OSHA, and Seller has not received any notice that the EEOC or any state agency has issued a "right to sue" letter with respect to any employee or former employee of Seller. Neither the U.S. Department Health and Human Service nor any state agency has conducted or has given Seller or Amedisys any notice that it intends to conduct any audit or other review of any Surgery Center's participation in the Medicare or the Medicaid program or any other governmental program and, to the knowledge of Amedisys, no such audit or review would result in any material liability by Seller for any reimbursement, penalty interest with respect to payments received by Seller thereunder.

Amedisys does not know of any reason why the Surgery Centers will not or may not be able to continue their respective businesses, as presently conducted, following the Closing.

          2.16 The Records. The Records are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in the Records.

          2.17 No Material Adverse Change. Since the Balance Sheet Date, there has not been (a) any change in the business, properties or financial condition of any Surgery Center, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect, or (b) to the best of knowledge of Amedisys, any threatened or prospective event or condition of any character whatsoever which could have a Material Adverse Effect.

          2.18 Absence of Certain Acts or Events. Except as approved in writing by Buyer, since the Balance Sheet Date Seller has not: (a) paid any bonus or increased the rate of compensation of any of its employees who provide services to any Surgery Center (other than previously scheduled bonuses and annual increases in accordance with Seller's past practices); (b) sold, transferred or encumbered any Surgery Center assets other than in the ordinary course of business; (c) obligated itself to make capital expenditures relating to a Surgery Center where the unpaid balance as of the Effective Date will be more than $10,000; (d) incurred any material obligations or liabilities or entered into any material transaction relating to a Surgery Center, except for this Agreement and the transactions contemplated hereby; or (e) suffered any theft, damage, destruction or casualty loss in excess of $10,000.

          2.19 Compliance with Laws. Seller is in compliance with all laws, regulations and orders presently applicable to the Surgery Centers or the Purchased Assets. Seller has not received notification of any asserted past or present failure to comply with any laws and, to the knowledge of Amedisys, no proceeding with respect to any such violation is contemplated. Neither Seller nor any of its employees or agents has made or agreed to make any payment in connection with the business of Seller that is prohibited by law.

          2.20 Environmental Matters. Seller (a) has not conducted or authorized the generation, transportation, storage, treatment or disposal on or at any Surgery Center of any solid, liquid, hazardous, toxic or dangerous wastes, except in compliance with the Environmental Laws (as defined below), (b) has not received notice or has any knowledge that any governmental authority or any employee or agency thereof has determined or threatens to determine that there is any violation of Environmental Laws at or caused by any Surgery Center or Real Property, and (c) has not had any communication or agreement from or with any governmental authority or agency having jurisdiction over any Surgery Center or Real Property or any private entity (including without limitation the Landlord or any prior owners of any Real Property) relating any actual or alleged violation of the Environmental Laws. For the purposes of this Section 2.20, the "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amend, 42 U.S.C. Sec. 9601 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Sec. 11001 et seq., the Medical Waste Tracking Act of 1988, 42 U.S.C. Sec. 6992 et seq., and the National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 of the U.S. Department of Health and Human Services, and any other federal, state or local environmental laws, water quality standards, ordinances or regulations that may now impose standards of conduct or liability concerning solid, liquid, hazardous, toxic or dangerous wastes, substances or materials.

          2.21 Labor Relations. Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of any Surgery Center into one or more collective bargaining units. To the knowledge of Amedisys, neither Seller or any agent, representative or employee of Seller has been accused of committing any unfair labor practice. There has been no strike, walkout or work stoppage involving any of the employees of Seller during the 24 months prior to the date hereof. To the knowledge of Amedisys, no key employee or group of employees has any plans to terminate his, her or their employment with Seller.

          2.22  Pension, Profit Sharing and Retirement Plans.   Except as
described Schedule 2, Seller does not now maintain and has never maintained any qualified or unqualified pension, profit sharing or retirement plan. Seller does not participate in, nor has it ever participated in, any multi-employer pension or retirement plan. Neither Buyer nor any Partnership will incur any obligation or liability under or relating to any such plan as a result of the transactions contemplated by this Agreement, or otherwise.

          2.23 Receivables. Amedisys has previously delivered to Buyer lists (including agings) of all Receivables of Seller as of December 31, 1998 and as of the Balance Sheet Date. All of the Receivables either listed thereon or set forth or reflected in the Balance Sheets were, as of the dates as of which the information is given therein, and as of the Closing Date all of the Receivables will be, valid accounts receivable which have arisen from bona fide transactions in the ordinary course of Seller's businesses. Although Amedisys knows of no reason why such Receivables will not be collected on a timely basis, no representation or warranty is made that such accounts will be collected.

          2.24 Medical Staff Matters. Amedisys has heretofore delivered to Buyer true and complete copies of the bylaws and the rules and regulations of the medical staff of each Surgery Center. With regard to the medical staffs of the Surgery Centers, there are no pending or, to the best knowledge of Amedisys, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Amedisys has provided Buyer with a written description of all adverse actions taken against medical staff members or applicants within the past two years.

          2.25 No Finders or Brokers. As a result of any act or failure to act by Seller, Amedisys or any of their affiliates, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or claim against or upon Buyer or any of its affiliates or any Partnership for any commission, fee or other compensation as a finder, broker or in any similar capacity.

          2.26 Accuracy of Information. No representation, statement or information made or furnished by Amedisys or Seller to Buyer, including those contained in this Agreement and the various Schedules attached hereto prepared by or relating to Seller and the other information and statements referred to herein and previously furnished to Buyer pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

          As used in this Agreement, "to the knowledge of Amedisys," "known to Amedisys" and similar phrases shall mean all matters in any documents or files in the possession of Amedisys or Seller and the actual knowledge after due inquiry of the managers, officers and directors of Seller and Amedisys and of the Administrator of each Surgery Center.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          In order to induce Seller and Amedisys to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties:

          3.1 Organization, Power and Authority of Buyer; Due Authorization. Buyer is a corporation duly organized and legally existing in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer.

          3.2 Binding Obligation; Noncontravention. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Buyer or of any law, ordinance, regulation or decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Buyer; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Buyer, which conflict, violation, breach or default could have a material adverse effect upon the business, financial condition, prospects or results of operations of Buyer. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby, except as required by Section 5.2.

          3.3 No Finders or Brokers. As a result of any act or failure to act by Buyer, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or claim against or upon Seller or Amedisys for any commission, fee or other compensation as a finder, broker or any similar capacity.

          3.4 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement and, to the knowledge of Buyer, there is no basis for any of the foregoing.

          3.5 Accuracy of Information. No representation, statement or information made or furnished by Buyer to Amedisys or Seller, including those contained in this Agreement and the various Schedules attached hereto prepared by or relating to Buyer and the other information and statements referred to herein and previously furnished by Buyer to Amedisys or Seller pursuant hereto, contained or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

          3.6 Adverse Facts and Circumstances. Buyer is experienced in owning, operating and managing ambulatory surgical centers. Buyer has consulted with its legal and financial consultants regarding governmental legislation, rules and regulations governing or otherwise pertaining to ambulatory surgical centers. Except as specifically set forth herein, neither Amedisys nor Seller, nor representatives of either, has made any representation or warranty to Buyer regarding the future performance or prospects of the Surgery Centers. Buyer acknowledges that changes to governmental legislation, rules and/or regulations may result in a material adverse change to the Surgery Centers as compared to the operation and performance of the Surgery Centers prior to such changes. Nothing in this Section 3.6 shall affect Buyer's right to rely upon the representations and warranties made by Seller and Amedisys in or pursuant to this Agreement.

          3.7 Acknowledgement Regarding Year 2000 Compliance. Buyer acknowledges that (a) all Year 2000 Compliance efforts of Amedisys and/or Seller with respect to the Surgery Centers will terminate as of the Closing Date and
(b) notwithstanding anything to the contrary contained herein, Amedisys and Seller make no representation or warranty regarding Year 2000 Compliance with respect to any of the Purchased Assets. As used herein, the term "Year 2000 Compliance" includes the ability to perform any of the following functions: (i) to consistently handle date information before, at and after January 1, 2000, including accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, at and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two-digit date input in a way that resolves any ambiguity as to century; and (iv) to store and provide output of date information in ways that are unambiguous as to century.

                                   ARTICLE 4

                         CERTAIN PRE-CLOSING COVENANTS

          4.1 Best Efforts. Each of the parties hereto will use commercially reasonable efforts to cause to be satisfied, as soon as practicable and prior to the Closing Date, all of the conditions to the obligations of the other parties to close the purchase and sale of the Purchased Assets pursuant to this Agreement, including without limitation obtaining all governmental consents and licenses, if any, that are required in order for the Partnerships to own and operate the Surgery Centers at and after the closing

          4.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as expressly contemplated by this Agreement or with the prior written consent of
Buyer:

          4.2.1 Seller will conduct the business and operations of the Surgery Centers in the manner in which the same have heretofore been conducted;

          4.2.2 Seller will maintain all of the properties of the Surgery Centers in customary repair, order and condition, reasonable wear and tear excepted, and maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its business as are in effect on the date of this Agreement; and

          4.2.3 Seller will not (a) pay any bonus or increase the rate of compensation of any Surgery Center employee (other than the bonus and raise due to Lori Yarbrough described in Schedule 2.2, with reference to Section 2.18) or enter into any new employment agreement or amend any existing employment agreement with any Surgery Center employee, (b) sell, lease, transfer or assign any Surgery Center assets other than in the ordinary course of business, (c) make or obligate itself to make capital expenditures relating to the Surgery Centers, the unpaid balance on which aggregates more than $10,000 as of the Effective Date, or (d) incur any material obligations or liabilities or enter into any material transaction relating to the Surgery Centers.

          4.3 Access to Seller's Facilities, Properties and Records. From and after the execution and delivery of this Agreement, Seller will afford to the representatives of Buyer access, during normal business hours and upon reasonable notice, to Seller's premises, to the Surgery Center employees (including the Administrators of the Surgery Centers) and to the members of the medical staffs of the Surgery Centers, all in order to enable Buyer to inspect and evaluate the Purchased Assets and the Surgery Centers. Amedisys shall cause its employees, Melany R. Pierson and Lori Yarbrough, to assist Buyer in arranging meetings with members of the medical staffs; Buyer will provide sufficient notice and the opportunity for either Ms. Pierson or Ms. Yarbrough to attend any such meetings with medical staff members, and Buyer will submit to either Ms. Pierson or Ms. Yarbrough any proposed correspondence to a medical staff member for approval prior to such correspondence being sent. Amedisys will furnish to Buyer's representatives during such period all such information relating to the foregoing investigation as they may reasonably request; provided, however, that any such investigation by Buyer (a) shall be conducted in a manner that does not unduly interfere with the business of the Surgery Centers and (b) shall not affect the right of Buyer to rely on the representations and warranties made by Seller and Amedisys in or pursuant to this Agreement. Buyer will hold in confidence all documents and information concerning Seller so furnished and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained and Buyer will not use or disclose to any person any such document or information (except to the extent that such information can be shown to be previously available to Buyer, publicly available or disclosed to Buyer by a person who is not obligated to maintain the confidentiality of such information).

          4.4 No Disclosure. Without the prior written consent of Buyer and Amedisys, none of the parties hereto will, prior to the Closing Date, disclose the existence of any term or condition of this Agreement to any person or entity, except that such disclosure may be made by a party (a) to any person in a business relationship with such party to whom such disclosure is necessary in order to satisfy each of the conditions to the consummation of the transactions provided for in this Agreement, and (b) to the extent such party believes in good faith that such disclosure is required by law (in which case such party will consult with Buyer and Amedisys prior to making such disclosure).

          4.5 No Other Discussions. Neither Seller nor Amedisys will, prior to the Closing Date, enter into discussions, provide information regarding any Surgery Center or negotiate with or entertain or accept the unsolicited offer of any other party concerning or in connection with a potential sale of all or any part of the assets or ownership interests of Seller to, or the merger or consolidation of Seller with, any person or entity other than Buyer. If any person or entity requests that Amedisys or Seller breach this Section 4.5, Amedisys shall immediately notify Buyer of such request or requirement.

          4.6 Casualty. If any of the Purchased Assets are damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to Closing, and the fair market value of such damage or destruction is less than $150,000, Buyer may, at its option, either (a) reduce the Purchase Price by the fair market value of the Purchased Assets destroyed, such value to be determined as of the date immediately prior to such destruction or, as the case may be, by the estimated cost to restore the damaged Purchased Assets, or (b) require Amedisys upon Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer, and Buyer may restore such Purchased Assets. If any part of the Purchased Assets are so damaged, lost or destroyed in whole or in part prior to Closing, and the fair market value is greater than $150,000, Buyer may, at its option, either (i) require Amedisys upon Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer, and Buyer may restore such Purchased Assets, (ii) terminate this Agreement in its entirety or (iii) reduce the Purchase Price by the fair market value of the Purchased Assets destroyed, such value to be determined as of the date immediately prior to such destruction or, as the case may be, by the estimated cost to restore the damaged Purchased Assets.

          4.7 Costs of Agreement. Subject to Sections 4.11.6 and 7.8, each of the parties hereto agrees to bear all of its own expenses incurred in preparing or complying with this

Agreement, including without limitation all legal and accounting expenses and fees. All such expenses incurred and to be paid by Seller shall be paid out of the Purchase Price.

          4.8 Interim Operating Reports. Amedisys shall cause the management personnel of the Surgery Centers to notify Buyer in writing of any material adverse change in the financial position or earnings of any Surgery Center, any unexpected emergency or other unanticipated change in the business of any Surgery Center, any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or any litigation, arbitration or other such matter that has been filed or threatened against Seller. As soon as available, Amedisys shall provide Buyer with an unaudited balance sheet and income statement of each Surgery Center which reflects the operations of such Surgery Center for each calendar month after the Balance Sheet Date and prior to the Effective Date, which interim financial statements shall be prepared in a manner consistent with the policies and practices heretofore used by Amedisys in the preparation of its interim financial statements.

          4.9 Employee Matters. Seller acknowledges that Buyer has made no commitment to hire any employees of Seller on or after the Closing and, except for any obligations to employees included in the Assumed Liabilities, Seller shall be responsible for any liabilities to such employees. Seller will assist Buyer in any attempts by Buyer to employ the current employees of the Surgery Centers, as reasonably requested by Buyer, and to transition such employees to the welfare and benefit programs offered by Buyer to its employees. Buyer will notify Amedisys at least one week prior to the Closing of any such current employees that will not be hired by Buyer.

          4.10 Tail Insurance. Amedisys will obtain "tail" insurance, in form and substance acceptable to Buyer, to insure against liabilities of the Surgery Centers relating to all periods prior to the Closing Date to the extent reasonably required to insure Amedisys and Seller against liability for their prior acts, the cost thereof to be paid for by Seller. The minimum coverage under such "tail" insurance shall be at least equivalent to the coverage historically provided to the Surgery Centers. If such tail insurance has not been obtained as of the Closing Date, Seller will maintain its existing professional liability insurance in place until such tail insurance is obtained.

       4.11  Title Commitment and Survey.

          4.11.1 Delivery of Title Commitment. Prior to the Closing, Amedisys shall deliver or cause to be delivered to Buyer (a) a current commitment for ALTA Owner's Policy of Title Insurance for the Pasadena Real Property (the "Title Commitment") issued by Stewart Title Insurance Company (the "Title Company"), whereby the Title Company commits to issue an ALTA Owner's Policy of Title Insurance written in accordance with this Agreement; and (b) all copies of all instruments shown as deceptions on the Title Commitment.

          4.11.2 Terms of Title Commitment. The Title Commitment shall: (a) describe the Pasadena Real Property and such legal description, unless modified by the survey provided for in Section 4.11.3 below, shall be incorporated into this Agreement as Schedule

1.1.10 and shall be used in all closing documents; (b) list the Pasadena Partnership as the prospective named insured; and (c) show as the policy amount the portion of the Purchase Price allocated to the Pasadena Real Property in
Schedule 1.6 hereto. With regard to the standard printed exceptions and other common exceptions generally included in title commitments: (i) the exception for restrictive covenants shall read either "None of record" or "None of record except..."; (ii) the exception for area and boundaries shall be deleted except for "Shortages in Area"; (iii) the exception for ad valorem taxes shall reflect only taxes for the current year and shall read "not yet due and payable"; and
(iv) the exception for "rights of parties in possession" shall be deleted.

          4.11.3 Survey. Prior to the Closing, Amedisys shall deliver or cause to be delivered to Buyer and the Title Company a current stake survey for the Pasadena Real Property, prepared by a licensed engineer or surveyor that is mutually approved by Buyer and Amedisys, which shall: (a) include a legal description of the subject land; (b) accurately show all improvements, encroachments, uses and encumbrances listed on the applicable Title Commitment (identifying each by volume and page reference, if applicable); and (c) contain a certificate verifying that the survey was made on the ground, that the survey is correct, that there are no improvements, encroachments or uses except as shown on the survey plat and that the area represented for the subject land has been certified by the survey as being correct.

          4.11.4 Phase One Report. Prior to the Closing, Amedisys shall deliver or cause to be delivered to Buyer a "phase one" environmental report regarding the Pasadena Real Property, prepared by an engineering firm that is mutually approved by Buyer and Amedisys, which shows no indication of Hazardous Materials on or under the Pasadena Real Property.

          4.11.5 Review and Acceptance of Exceptions. Buyer shall have the right to review and approve the Title Commitment and survey. Any title encumbrances set forth in such documents to which Buyer does not object prior to the Closing shall be deemed to be accepted by Buyer, except that in any event the First Mortgage must be removed. With regard to items to which Buyer objects, Amedisys shall have 10 days from notice of such objections within which to cure same. Amedisys shall use commercially reasonable efforts to cure such objections. If Amedisys fails to cure any such objection within said 10 day period, Buyer either may (i) terminate this Agreement with respect to all of the Purchased Assets, and thereafter the parties hereto shall be relieved of any further obligation and, except for the provisions of Sections 4.3 and 4.11.6, this Agreement null and void and of no further force or effect, or (ii) waive any one or more of such exceptions and close this transaction and take an Owner's Policy of Title Insurance subject to such waived non-approved exceptions.

          4.11.6 Expenses. Buyer and Amedisys shall each pay 50% of all costs, fees and disbursements of or relating to obtaining the Title Commitment, the survey and the environmental report required this Section 4.11 and the title insurance policy required by Section 5.6. Buyer and Amedisys shall obtain estimates of these costs prior to incurring the costs.

                                   ARTICLE 5

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

          The obligation of Buyer to cause the Partnerships to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

          5.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller and Amedisys contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made at and as of that time. Seller and Amedisys shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Amedisys shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer or officers of Seller and Amedisys, certifying (a) that such representations and warranties are true and correct and that all such obligations have been performed and complied with and (b) as to all resolutions of the members and managers of Seller and of the board of directors of Amedisys relating to this Agreement and the transactions contemplated hereby.

          5.2 Receipt of Necessary Consents and Governmental Permits. All necessary consents or approvals of third parties to each of the transactions contemplated hereby, the absence of which would materially affect Buyer's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to Buyer, including without limitation (a) the consent of Landlord with respect to the South Houston Partnership's assumption of the South Houston Lease and (b) evidence reasonably satisfactory to Buyer that all of the assets that are covered by the equipment leases with DVI referred to in Section 1.3(a) have been transferred to Seller free and clear of all liens, claims and encumbrances. The Partnerships shall also have obtained all licenses, certificates, permits and rulings of, and made all notices to, all governmental authorities (and any waiting periods shall have expired in connection therewith) that may be required in connection with the acquisition of the Purchased Assets and the continuation of the operation of the businesses of the Surgery Centers by the Partnerships following the Closing.

          5.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Partnerships or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Purchased Assets or to control the Partnership.

          5.4 Material Changes. No Surgery Center shall have suffered any change, loss or damage since the Balance Sheet Date which materially and adversely affects or impairs the operations or prospects of such Surgery Center.

          5.5 Deed and Bill of Sale. Seller shall have executed and delivered to Buyer Bills of Sale and Assumptions of Liabilities transferring title to the Purchased Assets to the respective Partnerships, which Bills of Sale and Assumptions of Liabilities shall be substantially in the form attached hereto as Exhibit A. Seller shall also have executed and delivered a Warranty Deed to the Partnership, which Warranty Deed shall be in the form attached hereto as Exhibit B.

          5.6 Title Insurance. The Pasadena Partnership shall have received an ALTA Owner's Policy of Title Insurance covering the Pasadena Real Property issued by the Title Company in accordance with the terms of Section 4.11 above and containing no exceptions other than the exceptions accepted by Buyer (or as to which Buyer has waived acceptance) pursuant to Section 4.11.

          5.7 Good Standing Certificate. Seller shall have delivered to Buyer good standing certificates or certificates of existence issued by the Secretary of State of the State of Texas (as to Seller) and of the State of Delaware (as to Amedisys), which are dated no more than 20 business days prior to the Closing Date and which reflect the good standing or valid existence of Seller and Amedisys.

          5.8 Incumbency Certificate. Amedisys shall have delivered a certificate of incumbency of each manager and officer of Seller or Amedisys who executes documents, instruments and agreements on behalf of Seller or Amedisys pursuant hereto.

          5.9 Tail Insurance Coverage. Amedisys shall have obtained (at its expense) "tail" or "prior acts" malpractice insurance coverage for any potential claims for pre-Closing Date business conducted by Seller or shall have continued its current professional liability insurance, as described in Section 4.10.

          5.10 Satisfactory Completion of Due Diligence. Buyer shall have completed its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Surgery Centers, including financial, marketing, medical staff, employee, legal, regulatory and environmental matters to its satisfaction. Buyer shall be under no obligation to continue with its due diligence investigation or to consummate the Closing if, at any time, the results of its due diligence investigation are not satisfactory to Buyer for any reason in its sole discretion.

          5.11 Board Approval. This Agreement and the transactions provided for herein shall have been approved by the board of directors of Buyer.


                                   ARTICLE 6

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

          The obligation of Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

          6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of that time. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to Amedisys a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

          6.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to Buyer or any other transaction contemplated hereby.

          6.3 Payment of Purchase Price. Buyer shall have paid the Purchase Price, including the execution and delivery of a Promissory Note in the form of Exhibit C, as provided in Section 1.3, and each Partnership shall have executed and delivered to Seller a Bill of Sale and Assumption of Liabilities as described in Section 5.5.

          6.4 Good Standing Certificate. Buyer shall have delivered a good standing certificate or certificate of existence issued by the Secretary of State of the State of Delaware which is dated no more than 20 business days prior to the Closing Date and which reflects the good standing or valid existence of Buyer.

          6.5 Incumbency Certificate. Buyer shall have delivered a certificate of incumbency of all officers of Buyer who are executing documents or instruments and agreements on behalf of Buyer pursuant hereto.


                                   ARTICLE 7

                         CERTAIN POST-CLOSING COVENANTS

          7.1 Post-Closing Accounting. Within 45 days after the Closing Date, Buyer shall prepare and submit to Amedisys an unaudited balance sheet and any other appropriate statements (collectively, the "Working Capital Statement") necessary to establish the Combined Working Capital of the Surgery Centers at the Effective Date. Such Working Capital Statement shall be deemed accepted by Amedisys unless Amedisys provides Buyer with written notice of any objections (including a description of such objections) within 30 days after Amedisys' receipt of the Working Capital Statement. If such written notice of any objection is given to Buyer, then Amedisys and Buyer shall use their best efforts to resolve such disagreement. If they are unable to resolve such disagreement within 30 days after such written notice of objection is given, the dispute shall be submitted to KPMG Peat Marwick LLP acting as an expert and not as an arbitrator, for final determination, which shall be binding on the parties hereto, within 30 days after such matter is submitted to such firm. The fees charged by KPMG Peat Marwick LLP in connection with such determination, which shall be billed separately and independently from any other services provided by such firm, shall be paid 50% by Buyer and 50% by Amedisys; provided, however, that if such firm's final determination of the Effective Date Combined Working Capital is within $25,000 of the calculation submitted by either Buyer or Amedisys (but not within $25,000 of the estimate submitted by both Buyer and Amedisys), then the party whose calculation was more than $25,000 from such final determination shall pay all such fees. If the final Working Capital Statement indicates that the actual Purchase Price payable at the Closing is more than the amount paid at the Closing in accordance with Section 1.3.1, Buyer shall pay to Seller the amount of such increase in the Purchase Price within 10 days of such final determination. If, however, the final Working Capital Statement indicates that such actual Purchase Price is less than the amount so paid at the Closing, the amount of such shortfall shall be paid to Buyer by Amedisys within 10 days of such final determination.

          7.2 Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller and Amedisys shall execute, acknowledge and deliver all such further assignments, conveyances, powers of attorney and other assurances as may be required to transfer to and vest in Buyer and the Partnerships, and to protect their respective right, title and interest in, the Purchased Assets and all of their rights, title and interests in any of the leases and contracts set forth on Schedules 1.1.4 and 1.1.5 for which consents to the assignment are to be obtained subsequent to the Closing.

          7.3 Guaranty of Financial Obligations. The parties hereto acknowledge and agree that Buyer intends to assign its rights and obligations hereunder to the Partnerships. Notwithstanding such assignment, Buyer shall remain responsible for all obligations of Buyer and the Partnerships set forth in this Agreement, other than the obligations of the South Houston Partnership under the South Houston Lease (which shall be the sole obligations of the South Houston Partnership). Likewise, Amedisys shall be responsible for all obligations of Seller set forth in this Agreement. This Section 7.3 shall survive the Closing.

          7.4 Termination of Employee Participation in 401(k) Plan. Amedisys agrees that, to the extent allowed by applicable laws and regulations, as soon as practicable following the Closing, at Amedisys' expense, it will take all steps and make all filings necessary or appropriate in order to terminate the participation of the Surgery Centers' former employees in the 401(k) Plan referred to in Schedule 2 (referencing Section 2.22) (the "Plan"), and Seller and Amedisys shall take any and all corporate action necessary to authorize and direct the administrator of the Plan to take such actions. Amedisys shall be solely responsible for any unfunded or underfunded obligations of Seller to the Plan or any beneficiary thereof. Buyer agrees to use its commercially reasonable efforts to facilitate the rollover of any and all funds and accounts held for the beneficiaries of the Plan who voluntarily elect to make such rollovers into one or more of the pension and/or profit sharing plans maintained by Buyer or its affiliates, as and to the extent such rollovers are permissible under applicable laws and regulations and the terms of Buyer's plans.

          7.5 Delivery of Collections Received by Seller After Closing. From and after the Closing, Buyer shall have the right and authority to collect, for the account of the

Partnerships, all Receivables and other items that are intended to be transferred to the Partnership as part of the Purchased Assets as provided in this Agreement (including without limitation any portion of the Receivables that are proceeds of accounts receivable outstanding at the Effective Date under the Medicare, Medicaid or other governmental program), and to endorse with the name of Seller any checks or drafts received on account of any such Receivables or other items of the Purchased Assets. Amedisys and Seller each agrees that it will transfer or deliver to Buyer (for the account of the respective Partnerships), promptly after the receipt thereof, any cash or other property which Seller or Amedisys receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, Receivables of any character or any other items transferred or intended to be transferred to a Partnership as part of the Purchased Assets under this Agreement.

          7.6 Buyer Appointed Attorney for Seller. Effective at the Closing Date, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller, in the name of either Buyer or Seller (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of the Partnerships (except as otherwise herein provided): (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for the Partnership the benefits of any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Partnership pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for the account of the Partnerships any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

          7.7 Record Retention. After the Closing (at reasonable times and on reasonable notice), Buyer shall permit Amedisys (a) to have access to the Records for purposes of preparing its tax returns, or as needed to defend Amedisys or Seller in any judicial or administrative actions and (b) to make copies of such Records at Amedisys' cost and expense. Buyer shall retain the Records in accordance with its internal record retention policy, which policy shall be consistent with applicable industry standards.

          7.8 Sales Taxes and Other Governmental Charges. Amedisys shall be responsible for all sales taxes, documentary stamps, transfer taxes, recording fees and similar governmental charges incurred by any party or a Partnership in connection with the transactions contemplated by this Agreement. The parties do not anticipate any significant taxes, fees or charges of this type.

          7.9 Transition Services. In consideration of the covenants and agreements of (and without additional charge to) Buyer, Amedisys and Seller shall provide the following services to Buyer and the Partnerships during a transition period following the Closing Date, which shall in no event exceed nine months:

          7.9.1 Until such time as Buyer has implemented its proposed new accounts payable system, Amedisys and Seller shall continue to handle the accounts payable for the Surgery Centers using the existing accounts payable system, provided that neither Amedisys nor Seller shall have any obligation to pay any account payable unless funds for such payment are provided to Seller or Amedisys by Buyer or a Partnership.

          7.9.2 Amedisys and Seller shall provide Buyer with any information in their possession relating to the Surgery Centers that is reasonably requested by Buyer in connection with the transition to Buyer's proposed new accounts payable system.

          7.9.3 The Amedisys and Seller management personnel previously involved in the operations of and/or accounting for the Surgery Centers shall provide such consulting and similar services as may be reasonably requested by Buyer in connection with the transition of management and control of the Surgery Centers from Seller to the Partnerships.


                                   ARTICLE 8

                                INDEMNIFICATION


          8.1 Agreement by Seller and Amedisys to Indemnify. Seller and Amedisys each agrees that it will indemnify and hold Buyer and the Partnerships harmless in respect of all "Indemnifiable Damages" (as hereinafter defined).
For this purpose, Indemnifiable Damages shall mean any and all expenses, losses, costs, deficiencies, liabilities and damages (including related attorneys' fees and expenses) incurred or suffered by Buyer or a Partnership (a) resulting from any material breach of any representation or warranty made by Seller or Amedisys in this Agreement, (b) resulting from any material breach in the performance of any of the covenants or agreements made by Seller or Amedisys in this Agreement or (c) arising from any liability or obligation of Seller or Amedisys that is not an Assumed Liability. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of Seller and Amedisys been true and correct and had each of the covenants of Seller and Amedisys been performed in full. The foregoing obligation to indemnify Buyer and the Partnerships shall be subject to each of the following limitations, principles and qualifications:

          8.1.1 Each of the representations and warranties made by Seller and Amedisys in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Buyer, and thereafter all such representations and warranties shall be extinguished; provided, however, that the representations and warranties made by Seller and Amedisys in Sections 2.1, 2.2, 2.20, 2.22 and
2.25 shall in each case survive forever and those made in Section 2.6 shall in each case survive until 30 days after the date on which the applicable period of limitation on assessment or refund of tax has expired. No claim for the recovery of Indemnifiable Damages based upon a material breach of any such representations and warranties may be asserted by Buyer after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred. This Section 8.1.1 shall not apply to the indemnity obligations of Seller and Amedisys under Section 8.1(c).

          8.1.2 Buyer agrees to use its best efforts to give prompt written notice to Amedisys of each claim for Indemnifiable Damages which it believes it has suffered; provided, however, that no delay in the giving of such notice shall affect the rights of Buyer to recover Indemnifiable Damages hereunder. Upon receipt of such notice, Amedisys shall have the right to assume the defense of any such claim through counsel selected by the indemnifying party and approved by Buyer (which approval shall not be unreasonably withheld), and the assertion of such right shall constitute an acknowledgment by the indemnifying party that such claim is an indemnifiable claim for which such indemnifying party is responsible under this Section 8.1. If Amedisys does not assume any such defense, Seller and Amedisys shall be liable for all costs and expenses of defending such claim (if it is a valid claim for Indemnifiable Damages), including reasonable fees and disbursements of counsel. In the event, after having first provided Amedisys an opportunity to fulfill its obligations to Buyer hereunder, Buyer then brings an action against Seller or Amedisys upon any claim under this Section, Seller and Amedisys shall be jointly and severally liable to Buyer for Buyer's reasonable fees and disbursements of counsel in connection therewith if Buyer prevails in the action.

          8.1.3 If the Closing occurs, the parties hereto acknowledge and agree that Buyer's sole and exclusive remedy for any misrepresentation, breach of warranty or covenant made under this Agreement or otherwise for any claim of liability in connection with the transactions contemplated by this Agreement shall be the indemnification set forth in this Section 8.1.

          8.1.4 Notwithstanding anything to the contrary in the foregoing provisions of this Section 8.1, (a) Buyer shall have no claim for Indemnifiable Damages under Section 8.1(a) until the aggregate amount of such Indemnifiable Damages equals or exceeds $25,000, in which event the claim for such Indemnifiable Damages shall be for the full amount thereof (including the initial $25,000) and (b) the maximum aggregate liability of Amedisys and Seller for Indemnifiable Damages shall be an amount equal to the Purchase Price.

          8.2 Agreement by Buyer to Indemnify. Buyer agrees that it will indemnify and hold Seller and Amedisys harmless in respect of all Indemnifiable Damages (as hereinafter defined). For this purpose, Indemnifiable Damages shall mean any and all expenses, losses, costs, deficiencies, liabilities and damages (including related attorneys' fees and expenses) incurred or suffered by Seller or Amedisys (a) resulting from any material breach of any representation or warranty made by Buyer in this Agreement, (b) resulting from any material breach in the performance of any of the covenants or agreements made by Buyer in this Agreement or (c) arising from the Assumed Liabilities (other than the South Houston Lease, which shall be the sole responsibility of the South Houston Partnership). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Seller and Amedisys shall have the right to be put in the same financial position as they would have been in had each of the representations and warranties of Buyer been true and correct and had each of the covenants of Buyer been performed in full. The foregoing obligation to indemnify Seller and Amedisys shall be subject to each of the following limitations, principles and qualifications:

          8.2.1 Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Seller or Amedisys, and thereafter all such representations and warranties shall be extinguished; provided, however, that the representations and warranties made by Buyer in Sections 3.1, 3.2 and 3.3 shall in each case survive forever. No claim for the recovery of Indemnifiable Damages based upon a material breach of any such representations and warranties may be asserted by Seller or Amedisys after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred. This Section
8.2.1 shall not apply to the indemnity obligations of Buyer under Section
8.2(c).

          8.2.2 Seller and Amedisys each agrees to use their best efforts to give prompt written notice to Buyer of each claim for Indemnifiable Damages which they believe they have suffered; provided, however, that no delay in the giving of such notice shall affect the rights of Seller or Amedisys to recover Indemnifiable Damages hereunder. Upon receipt of such notice, Buyer shall have the right to assume the defense of any such claim through counsel selected by Buyer and approved by Amedisys (which approval shall not be unreasonably withheld), and the assertion of such right shall constitute an acknowledgment by Buyer that such claim is an indemnifiable claim for which Buyer is responsible under this Section 8.2. If Buyer does not assume any such defense, it shall be liable for all costs and expenses of defending such claim (if it is a valid claim for Indemnifiable Damages), including reasonable fees and disbursements of counsel. In the event, after having first provided Buyer an opportunity to fulfill its obligations to Seller and Amedisys hereunder, Seller or Amedisys then brings an action against Buyer upon any claim under this Section, Buyer shall be liable to Seller and Amedisys for their reasonable fees and disbursements of counsel in connection therewith if Seller or Amedisys prevails in the action.


                                   ARTICLE 9

                                 MISCELLANEOUS

          9.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          9.2 Assignment by Buyer. Amedisys and Seller acknowledge and agree that Buyer shall have the right to assign and delegate any of its rights and obligations under this Agreement to the Partnerships without their prior consent. No such assignment or delegation by Buyer to a Partnership shall limit or release Buyer with respect to its obligations under this Agreement, which shall remain in full force and effect notwithstanding such assignment or delegation.

          9.3  Termination.

          9.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

               9.3.1.1 by the mutual written consent of all of the parties hereto;

               9.3.1.2 by action of the board of directors of Buyer or Amedisys if a federal or state court of competent jurisdiction or federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.3.1.2 shall have used all reasonable efforts to remove such injunction, order or decree;

               9.3.1.3 by action of the board of directors of Amedisys if (a) there has been a material breach by Buyer of any representation or warranty contained in this Agreement which has or is likely to have a material adverse effect upon Amedisys or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Amedisys to Buyer;

               9.3.1.4 by the board of directors of Buyer if (a) there has been a material breach by Amedisys or Seller of any of their representations or warranties contained in this Agreement which has or is reasonably likely to have a material adverse effect upon Buyer or a Partnership or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Amedisys or Seller, which breach is not curable, or if curable, is not cured within five days after written notice of such breach is given by Buyer to Amedisys; and

               9.3.1.5. by any party hereto if the Closing has not taken place, through no fault or breach by such party, by September 3, 1999.

          9.3.2. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 9.3, all obligations of the parties hereto shall terminate; provided, however, that in the event this Agreement is terminated pursuant to subsection 9.3.1.3 or
9.3.1.4 above, the non-breaching party shall have the right to pursue all rights and remedies resulting from the breach.

          9.3.3 Except as otherwise provided herein, the risk of any loss to the assets and properties of Seller and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the time of the Closing.

          9.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall survive the Closing and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. This Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

          9.5 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein and supersede all prior verbal or written understandings and agreements of the parties with respect to the subject matter hereof, including without limitation the Term Sheet executed on July 2, 1999 by Buyer and Amedisys. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits attached hereto.

          9.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          9.7 Execution in Counterpart. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the
parties had signed one copy of this Agreement.   Signatures received by
facsimile shall be accepted as original signatures.

          9.8  Notices.   Any notice, request, information or other document to
be given hereunder shall be in writing and shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

          If to Seller or Amedisys:


                    c/o Amedisys, Inc.
                    3029 South Sherwood Forest Blvd., Suite 300
                    Baton Rouge, Louisiana  70816
                    Attention: Larry Graham, Chief Operating Officer FAX No.: (225) 292-8163

          If to Buyer:

                    United Surgical Partners International, Inc.
                    17103 Preston Road, Suite 200 North
                    Dallas, Texas  75248
                    Attention:  Donald E. Steen
                    FAX No.:  (972) 267-0084

          with a copy to:

                    Robert D. Mosher
                    Nossaman, Guthner, Knox & Elliott, LLP
                    445 South Figueroa Street, 31st Floor
                    Los Angeles, California 90071-1602
                    FAX No.:  (213) 612-7801

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission (to the facsimile numbers set forth above), telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address or facsimile number to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

          9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein.

          9.10 Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                              UNITED SURGICAL
                              PARTNERS INTERNATIONAL, INC.

                              By /s/ Michael W. Crews
                                -----------------------------
                                Michael W. Crews
                                Vice President


                              AMEDISYS, INC.

                              By  /s/ Larry R. Graham
                                -------------------------------
                              Name    Larry R. Graham
                                  -----------------------------
                              Title   COO
                                   ----------------------------


                              AMEDISYS SURGERY CENTERS, L.C.


                              By  /s/ Larry R. Graham
                                -------------------------------
                              Name    Larry R. Graham
                                  -----------------------------
                              Title   Vice President
                                   ----------------------------